UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2022

Equitable Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38469	90-0226248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1290 Avenue of the Americas, New York, New York	10104
(Address of principal executive offices)	(Zip Code)

(212) 554-1234

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EQH	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series A	EQH PR A	New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series C	EQH PR C	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On October 3, 2022, a subsidiary of Equitable Holdings, Inc., a Delaware corporation (the “Company”), Equitable Financial Life Insurance Company, a New York-domiciled insurance company (“EFLIC”), completed the transactions (the “Transaction”) contemplated by the previously announced Master Transaction Agreement, dated August 16, 2022, (the “Agreement”), by and between EFLIC and First Allmerica Financial Life Insurance Company, a Massachusetts-domiciled insurance company (the “Reinsurer”).

At the closing of the Transaction, EFLIC and the Reinsurer entered into a Coinsurance and Modified Coinsurance Agreement (the “Reinsurance Agreement”), pursuant to which EFLIC ceded to Reinsurer, on a combined coinsurance and modified coinsurance basis, a 50% quota share of approximately 360,000 legacy Group EQUI-VEST® deferred variable annuity contracts issued by EFLIC between 1980 and 2008, which predominately include EFLIC’s highest guaranteed general account crediting rates of 3%, supported by general account assets of approximately $4 billion and $6 billion of separate account value (the “Reinsured Contracts”). At the closing of the Transaction, Reinsurer deposited assets supporting the general account liabilities relating to the Reinsured Contracts into a trust account for the benefit of EFLIC, which assets will secure its obligations to EFLIC under the Reinsurance Agreement. EFLIC reinsured the separate accounts relating to the Reinsured Contracts on a modified coinsurance basis. Commonwealth Annuity and Life Insurance Company, an insurance company domiciled in the Commonwealth of Massachusetts and affiliate of Reinsurer (“Commonwealth), provided a guarantee of Reinsurer’s payment obligation to EFLIC under the Reinsurance Agreement. In addition, the investment of assets in the trust account will be subject to investment guidelines and certain capital adequacy related triggers will require enhanced funding. The Reinsurance Agreement also contains additional counterparty risk management and mitigation provisions. At the closing of the Transaction, AllianceBernstein L.P., a subsidiary of the Company (“AB”), entered into an investment advisory agreement with Reinsurer pursuant to which AB will serve as the preferred investment manager of certain general account assets transferred to the trust account. EFLIC will continue to administer the Reinsured Contracts.

The foregoing description of the Reinsurance Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Reinsurance Agreement, a copy of which will be filed along with the Company’s 10-Q later this quarter.

Item 7.01	Regulation FD Disclosure

On October 3, 2022, the Company issued a press release announcing the completion of the Transaction. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information and exhibits provided pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Equitable Holdings, Inc., dated October 3, 2022 (furnished and not filed).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITABLE HOLDINGS, INC.

Date: October 3, 2022	By:	/s/ Ralph Petruzzo
	Name:	Ralph Petruzzo
	Title:	Associate General Counsel